UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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60 EAST 42ND STREET ASSOCIATES L.L.C.
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On April 4, 2012, Malkin Holdings L.L.C., the supervisor of 60 East 42nd Street Associates L.L.C. (the “Registrant”), mailed the following letter to each of the participants in the Registrant, Empire State Building Associates L.L.C., and 250 West 57th Street Associates L.L.C., respectively:

April 4, 2012

To Participants in Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C.

Dear Fellow Participant:

This is an update from our March 16 letter.

SEC Update

Since our submission of the preliminary Form S-4 to the SEC, we have received the first round of comments. We have clarified questions with regard to those comments and are now preparing responses which we expect to submit within the next few weeks.

Please remember:

•	the documents we have in review now are preliminary,

•	SEC review and comment is a customary process for the consent we plan to solicit and will proceed for a few months, and

•	before we can present you with a document to request your consent, the SEC must complete its review and declare our Form S-4 “effective.”

General Overview of the Process

We have already received the necessary consent of 20 different entities which we plan to consolidate into one new company, Empire State Realty Trust, Inc. Our present submission to the SEC covers positions owned by three LLCs which own interests in three properties for which each operating lessee has previously consented.

We intend to structure this new company as what is known as a Real Estate Investment Trust, or REIT. There are many details and much information set forth in our preliminary filing. While the filing is not final, it gives good insight into how we see the history and present situation of these properties and ownership groups and why we suggest certain actions for the future.

There will most likely be several additional preliminary filings generated in response to SEC comments, each of which will be publicly available on the SEC’s website at www.sec.gov, but only the SEC-declared “effective” documents can be submitted to you for vote, and only they will represent our final recommendation.

Timing

We anticipate that it will be several months before the SEC will declare our Form S-4 “effective” and our plans can move forward to solicit your consent to include your LLCs in the consolidation. Under the consents we have received to date, we must close the consolidation and conclude the initial public offering and listing of the Class A common stock on the New York Stock Exchange (or another national securities exchange) no later than December 31, 2014.

Conclusion

We hope this overview of the status of the consolidation process is helpful. We remain focused on the operation of all the properties which we supervise. This is a very visible transaction, and you are bound to hear and read many things before we have “effective” documents to share with you. Only the final documents we send to you determine the time and present the facts and the decisions you need to make.

We look forward to communicating with you further in the weeks and months ahead.

Sincerely,

MALKIN HOLDINGS LLC

/s/ Peter L. Malkin	/s/ Anthony E. Malkin
Peter L. Malkin	Anthony E. Malkin
Chairman	President

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents, supervisor and officers, and the Empire State Realty Trust, Inc’s (the “REIT”) officers and director may be deemed to be participants in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Registration Statement on Form S-4 of the REIT, which have been filed with the SEC.

We urge you to review the Registration Statement on Form S-4 of the REIT and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov.